EXHIBIT 16.1

April 27, 2012

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read and agree with the comments in Item 4.01 of Form 8-K of Roomlinx, Inc., dated April 24, 2012 related to the dismissal of our firm as the registrant's independent registered public accounting firm.

Yours truly,

/s/ StarkSchenkein, LLP

StarkSchenkein, LLP
Denver, Colorado